UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2018

Mellanox Technologies, Ltd.

(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Beit Mellanox

Yokneam, Israel 2069200

(Address of Principal Executive Offices, including Zip Code)

+972-4-909-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2018, the Compensation Committee of the Board of Directors (the “Board”) of Mellanox Technologies, Ltd. (the “Company”) and the Board approved the entry into amended and restated executive severance agreements providing for severance and other benefits on a qualifying termination in connection with a change in control (the “Amended Severance Agreements”) for the Company’s executives – other than Eyal Waldman, the Company’s President and Chief Executive Officer and Jacob Shulman, the Company’s Chief Financial Officer. The Amended Severance Agreements supersede the existing executive change in control severance agreements with the Company.

The Amended Severance Agreements followed benchmarking analysis reviewed by both the Compensation Committee and the Board of the terms of the existing executive change in control severance agreements in place for 2017 against the change in control arrangements provided by companies in our peer group. The peer group analysis indicated that the Company’s existing change in control benefits were well below market: on a qualifying termination following a change in control, of the 11 companies with contractual severance agreements or severance plans (as opposed to discretionary-based programs), one company provided a cash benefit equal to two times the amount of the individual’s base salary, five companies provided a cash benefit equal to two times the amount of the individual’s base salary and target bonus, and one company provided a cash benefit equal to three times the amount of the individual’s base salary and target bonus; and nine companies provided accelerated vesting of 100% of the individuals outstanding and unvested awards. Based on this analysis, the Compensation Committee and the Board approved the terms of the Amended Severance Agreements, as described below. The benefits provided under the Amended Severance Agreement, while increased from the current levels in place, continue to remain below the levels provided by the majority of our peers.

The Amended Severance Agreements for our executives including Marc Sultzbaugh, the Company’s Sr. Vice President of Worldwide Sales, and Michael Kagan, the Company’s Chief Technology Officer, provide that in the event the executive is terminated by the Company in connection with a change of control without “cause” or if he experiences a “constructive termination” (each, as defined in the Amended Severance Agreement), in each case, during the 12 months following a change in control of the Company, the executive will be entitled to receive the following payments and benefits:

•	An amount equal to the sum of the executive’s annual base salary and the executive’s target annual bonus for the year of such termination; and

•	Full accelerated vesting of the executive’s outstanding equity awards.

The Amended Severance Agreements for our U.S. executives also provide that if the executive should elect COBRA coverage under the Company’s group health plan, the Company will provide payment for the cost to continue COBRA coverage for the executive and the executive’s eligible dependents for up to 12 months following the executive’s termination date.

Payments and benefits received by our Israeli executives, including Mr. Kagan, under the Amended Severance Agreements are in addition to any payments or other benefits that the Israeli executive would be eligible to receive under applicable Israeli law.

Each executive’s entitlement to the payments and benefits under his Amended Severance Agreement is subject to the executive’s execution of a release of claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 17, 2018	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Alinka Flaminia
	Name:	Alinka Flaminia
	Title:	Senior Vice President, General Counsel